Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is dated as of February 4, 2010 between Plaintiff Valassis Communications, Inc. (“Plaintiff”), and Defendants News America Incorporated, a/k/a News America Marketing Group; News America Marketing FSI, LLC, successor in interest to News America Marketing FSI, Inc.; and News America Marketing In-Store Services, LLC, successor in interest to News America Marketing In-Store Services, Inc. (“Defendants”). Plaintiff and Defendants are collectively referred to herein as “the Parties.”

RECITALS

WHEREAS, Plaintiff filed lawsuits against Defendants captioned Valassis Communications, Inc. v. News America Inc., et al., United States District Court for the Eastern District of Michigan Case No. 2:06-cv-10240 (the “Eastern District of Michigan action”); Valassis Communications, Inc. v. News America Inc., et al., Wayne County Circuit Court Case No. 07-706645 CZ (the “Wayne County action”); and Valassis Communications, Inc. v. News America Inc., et al., Los Angeles County Superior Court Case No. BC 367743 (the “California action”), to collect damages and seek injunctive relief for, inter alia, alleged violations of federal and state antitrust laws, tortious interference with contractual or prospective business relations, and unfair competition;

WHEREAS, Plaintiff was awarded a judgment against Defendants in the Wayne County action, in the amount of $302,475,345 plus interest;

WHEREAS, Defendants have appealed, and Plaintiff has cross-appealed, the judgment in the Wayne County action, in an appeal captioned Valassis Communications, Inc. v. News America Inc., et al. Michigan Court of Appeals Docket No. 295731;

WHEREAS, Defendant News America Marketing FSI LLC has filed an action against Plaintiff captioned News America Marketing FSI LLC v. Valassis Communications, Inc., Supreme Court of the State of New York, New York County, Index No. 601044/2009, to collect damages and seek injunctive relief for alleged defamation (the “New York action”);

WHEREAS, the above cases, appeals and disputes shall be referred to collectively as “the Litigation;”

WHEREAS, all claims by Valassis against Defendants and by Defendants against Valassis have been vigorously contested, with Valassis and Defendants denying any and all liability to each other;

WHEREAS, the Parties hereto desire to forever put to rest all disputes concerning the matters at issue in the Litigation;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Defendants shall pay Plaintiff the sum of Five Hundred Million Dollars ($500,000,000.00) in same day United States Funds (“Settlement Amount”). The Settlement Amount is payable by the Defendants as follows: the Settlement Amount shall be paid by February 4, 2010, by wire transfer to XXX, routing number XXXXXXXXX, account number XXXXXXXXXX, beneficiary name Valassis Communications.

2. Concurrently herewith, the parties have entered into a contract for the sale by Valassis of shared mail services to Defendants, (the “Shared Mail Agreement”). The Settlement Amount is not part of the consideration for the Shared Mail Agreement.

3. On February 4, 2010, Plaintiff shall provide Defendants with the following signed documents, which Defendants may submit to the relevant Courts and file after payment of the Settlement Amount:

a.	A stipulated order in the form of Exhibit A, dismissing the Eastern District of Michigan action with prejudice and without costs.

b.	A satisfaction of judgment in the form of Exhibit B, acknowledging satisfaction of the Stipulated Corrected Judgment entered on September 21, 2009 in the Wayne County action and the related Order Granting Plaintiff’s Motion for an Award of Costs and Fees entered December 4, 2009;

c.	A stipulation to dismiss all appeals and cross-appeals from the judgment in the Wayne County action, in the form of Exhibit C;

d.	A stipulated order in the form of Exhibit D, dismissing the New York action with prejudice and without costs;

e.	A stipulated order in the form of Exhibit E, dismissing the California action with prejudice and without costs.

Plaintiff and Defendants shall take all reasonable steps to have the foregoing orders and stipulations entered and satisfaction of judgment filed.

4. Other than as set forth in this Agreement, each party shall bear its own expenses and attorneys’ fees in connection with the Litigation. The U.S. District Court for the Eastern District of Michigan, Southern Division and Hon. Arthur J. Tarnow, shall retain jurisdiction over the Litigation to enforce this Agreement, and the Shared Mail Agreement.

5. The terms of the Protective Order as originally entered in the Litigation on or about October 26, 2007 (“the Protective Order”) shall survive dismissal of the Litigation and are hereby reaffirmed, except as otherwise set forth in Exhibit A hereto. This shall include without limitation the provisions of Paragraph X of the Protective Order, which require the parties to return or destroy all Confidential Material promptly after resolution of the Litigation. The Parties agree to keep confidential all Confidential Material (as that term is defined in the Protective Order) produced in the Litigation, unless such Confidential Material was admitted as evidence or otherwise made public in the course of the Litigation, and the parties shall not use any such Confidential Material not admitted or otherwise made public, whether business, commercial, personal, or otherwise, except as permitted by the Protective Order. Notwithstanding anything else in this Agreement, one counsel for Plaintiff and one counsel for Defendants may retain one copy of all documents produced or filed with the Court in the Litigation.

6. Except for the Parties’ obligations under this Agreement and the Shared Mail Agreement, Plaintiff hereby releases, remises, acquits, forever discharges and covenants not to sue Defendants or any of their past or present members, related or affiliated companies and any or all of their respective officers, directors, shareholders, partners, servants, employees, members, attorneys, accountants, agents, representatives, affiliates, subsidiaries, parents, successors and assigns, whether in their individual capacity or as principal or agent, from any and all manner of actions and causes of action, suits, debts, obligations, contracts, torts, covenants, claims, rights of contribution and/or indemnification, rights of subrogation, sums of money, judgments, executions, liabilities, damages, interest, costs, expenses, attorneys’ fees and legal costs, demands and rights whatsoever, contingent or noncontingent, in law or in equity, known or unknown, of any kind or character, in each case relating to any claim, allegation or cause of action that was or could have been asserted in the Litigation (collectively “Claims”), arising from or based on any claims, allegations, actions, inaction, conduct or facts of any kind existing up to the date of this Agreement. Plaintiff further promises, covenants and agrees not to sue or otherwise make any of the Claims or allegations made, or which could have been made, by Plaintiff in the Litigation, against the Defendants or any of their past or present members, related or affiliated companies, or any or all of their respective officers, directors, shareholders, partners, servants, employees, members, attorneys, accountants, agents, representatives, affiliates, subsidiaries, parents, successors and assigns, whether in their individual capacity or as principal or agent, in any court, governmental or regulatory body or other proceedings.

7. Except for the Parties’ obligations under this Agreement and the Shared Mail Agreement, Defendants hereby release, remise, acquit, forever discharge and covenant not to sue Plaintiff or any of its past or present members, related or affiliated companies and any or all of their respective officers, directors, shareholders, partners, servants, employees, members, attorneys, accountants, agents, representatives, affiliates, subsidiaries, parents, successors and assigns, whether in their individual capacity or as principal or agent, from any and all manner of actions and causes of action, suits, debts, obligations, contracts, torts, covenants, claims, rights of contribution and/or indemnification, rights of subrogation, sums of money, judgments, executions, liabilities, damages, interest, costs, expenses, attorneys’ fees and legal costs, demands and rights whatsoever, contingent or noncontingent, in law or in equity, known or unknown, of any kind or character, in each case relating to any claim, allegation or cause of action that was or could have been asserted in the Litigation (collectively “Claims”), arising from or based on any claims, allegations, actions, inaction, conduct or facts of any kind existing up to the date of this Agreement. Defendants further promise, covenant and agree not to sue or otherwise make any of the Claims or allegations made, or which could have been made, by

Defendants in the Litigation, against the Plaintiff or any of its past or present members, related or affiliated companies, or any or all of their respective officers, directors, shareholders, partners, servants, employees, members, attorneys, accountants, agents, representatives, affiliates, subsidiaries, parents, successors and assigns, whether in their individual capacity or as principal or agent, in any court, governmental or regulatory body or other proceedings.

8. Plaintiff and Defendants hereby warrant and represent to the other that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any rights, claims, counterclaims, obligations, demands, damages, actions or causes of action arising out of or related to the subject matter of the Litigation. Plaintiff and Defendants hereby represent and warrant that there are no other pending actions or claims by Plaintiff against Defendants, or by Defendants against Plaintiff, in each case related in any way to the subject matter of the Litigation.

9. The Parties understand and agree that this Agreement, and the Parties’ obligations and payments made hereunder, are entered into and done solely to compromise disputed claims, and shall not constitute an admission of liability on the part of any Party. Further, this Agreement, the Parties’ obligations hereunder, and payments made hereunder, shall not be offered into evidence in any proceedings by any Party hereto, except as necessary in an action to enforce the terms hereof.

10. This Agreement, including the exhibits hereto, is the entire, integrated agreement between the Parties, and any and all discussions, understandings, and agreements heretofore had by the Parties with respect to the subject matter hereof are merged into this Agreement, which alone fully and completely expresses the Parties’ agreement, except as set forth in the other documents executed by the Parties. No amendments, waivers, or termination can be made except in a writing signed by each of the Parties.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflicts of law provisions thereof.

12. No provision of this Agreement may be waived, amended, supplemented, terminated or repealed in whole or in part, except only by the written consent of all Parties. Any waiver, amendment or supplement agreed to by the Parties will apply only to the instance or circumstance expressly provided therein, and not to any other instance or circumstance, whether similar or dissimilar.

13. The Parties each represent and warrant to the other that the persons executing this Agreement on their respective behalves are authorized to do so and are authorized to bind each respective party or entity to the terms thereof. All terms and conditions of this Agreement are binding upon and will inure to the benefit of the Parties and their respective members, transferees, successors and assigns. Plaintiff acknowledges that it sought and obtained approval to enter into this settlement from its board of directors. Defendants acknowledge that they sought and obtained approval to enter into this settlement from the board of directors of News Corp. No provision of this Agreement gives any third persons any right of subrogation or action against any party hereto. All representations, warranties, indemnities, covenants and agreements in this Agreement shall survive execution and delivery of this Agreement and continue to be binding.

14. It is agreed that this Agreement was prepared by counsel for each of the Parties hereto. Each of the Parties acknowledges that each signed this document voluntarily, without duress, undue influence or oppression and each represents to the other that it acts voluntarily and with full advice of counsel. Each Party recognizes and acknowledges that its knowledge may not be full and complete. Each Party elects to assume the risk of partial knowledge and elects to settle on the terms stated herein. Each Party further acknowledges to the other that it does not rely upon any representations of any kind or character made by or on behalf of the other, including by way of illustration and not of limitation, any representation about the nature or extent of any claims, demands, damages, rights or defenses which one Party may have against the other Party, and that neither Party relies upon any representations of the other Party, its officers, agents, directors, employees or attorneys in entering into this Agreement, except as set forth in this Agreement. Each Party acknowledges that the consideration received has been actual and adequate.

15. This Agreement is final and binding and no other business or other interactions between the parties shall in any way affect the binding nature of this Agreement.

This Agreement may be executed in counterparts and facsimile copies of signatures shall be treated as originals for all purposes.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF this Agreement was executed the 4th day of February, 2010.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert L. Recchia

Its:	Chief Financial Officer and Treasurer

NEWS AMERICA INCORPORATED, A/K/A NEWS AMERICA MARKETING GROUP

By:	Paul V. Carlucci

Its:	EVP/CEO News America Marketing Group

NEWS AMERICA MARKETING FSI, LLC, SUCCESSOR IN INTEREST TO NEWS AMERICA MARKETING FSI, INC.

By:	Paul V. Carlucci

Its:	Chief Executive Officer

NEWS AMERICA MARKETING IN-STORE SERVICES, LLC, SUCCESSOR IN INTEREST TO NEWS AMERICA MARKETING IN-STORE SERVICES, INC.

By:	Paul V. Carlucci

Its:	Chief Executive Officer